November 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read the "Change in Independent Accountants" paragraph on page 37 of Amendment No. 1 to the registration statement on Form SB-2 of Kanakaris Communications, Inc. dated November 19, 1999 and are in agreement with the statements contained therein.


                                                       /S/ TANNER + CO.

Salt Lake City, Utah